Exhibit 10.24.2

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

February 2, 2011

Ms. Lisa A. Honnold

4211 W. Boy Scout Blvd.

Tampa, FL 33607

Dear Lisa:

This letter agreement summarizes our discussions regarding your commitment (the “Commitment”) to continue serving in your current position with Walter Energy, Inc. (“Walter”) through and including June 30, 2011 (the “Commitment Date”).

1.                                       Subject to (x) your Commitment and (y) your execution, delivery and non-revocation of a waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A (the “Release”) on or prior to the 45th day following the date on which your employment with Walter terminates (such date, the “Severance Date” and the conditions set forth in (x) and (y), collectively, the “Conditions”), you shall be entitled to receive the following payments and benefits:

(i)                                  For the period commencing on the day immediately following the Severance Date and ending on December 31, 2011, base salary continuation at the rate in effect as of the Severance Date (which base salary shall be deemed to include any interim supplements you are receiving or may receive for serving in your current position (such base salary, the “Adjusted Base Salary”)); provided such Adjusted Base Salary will be paid in accordance with the payroll dates in effect on the Severance Date and such payment dates will not be affected by any subsequent change in payroll practices. In addition, no later than December 31, 2011, payment of an amount equal to one times your target bonus (based upon your Adjusted Base Salary) under the Executive Incentive Plan (or successor annual bonus plan).

(ii)                               For the period commencing on January 1, 2012 and ending on December 31, 2012, payment, in substantially equal installments, of an amount equal to the sum of (x) twelve (12) months of Adjusted Base Salary plus (y) one times your target bonus (based upon your Adjusted Base Salary) under the Executive Incentive Plan (or successor annual bonus plan); provided such payment will be paid in accordance with the payroll dates in effect on the Severance Date and such payment dates will not be affected by any subsequent change in payroll practices.

(iii)                            For the period commencing January 1, 2013 and ending on June 30, 2013, payment, in substantially equal installments, of an amount equal to six (6) months of Adjusted Base Salary; provided such payment will be paid in accordance with the payroll dates in effect on the Severance Date and such payment dates will not be affected by any subsequent change in payroll practices.

(iv)                           Except as provided below, continuation of group medical, dental, vision, group basic term life insurance, accidental death and dismemberment insurance, voluntary term life insurance, voluntary accidental death and dismemberment insurance, dependent life insurance, and employee assistance program benefits, provided, to the extent applicable, regular contributions are made, at the level in effect on the Severance Date, in each case, for a period (such period, the “Continuation Coverage Period”) beginning immediately upon the Severance Date and continuing until the earliest to occur of (A) June 30, 2013, (B) the last date you are eligible to participate in the benefit under applicable law, or (C) the date you are eligible to receive comparable benefits from a subsequent employer, as determined solely by Walter in good faith; provided, however, that if you fail to execute and deliver the Release or revoke the Release, in either case, the Continuation Coverage Period shall cease immediately upon such date. Such benefits shall be provided to you at the same coverage and cost to you as in effect on the Severance Date. To the extent permitted by law, you shall be eligible to qualify for COBRA health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or any replacement or successor provision of United States tax law, beginning following the expiration of the period described above. Notwithstanding the foregoing, your participation in the Employee Stock Purchase Plan and long-term disability insurance plan, and your ability to make deferrals under the 401(k) plan, will cease effective on the Severance Date. For purposes of this subsection (iv), you shall send written notice of the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment and shall provide, or cause to be provided, to Walter, in writing, correct, complete and timely information concerning the same to the extent requested by Walter.

(v)                              For a period of twelve (12) months following the Severance Date, Walter agrees to provide you with outplacement services through DBM or such other nationally recognized outplacement firm as may be reasonably selected by Walter;

provided, however, that if, prior to the Commitment Date, your employment (A) is terminated by Walter without “Cause” (as defined in the applicable Equity Award Agreement (as defined below)), (B) terminates due to death or “Disability” (as defined in the applicable Equity Award Agreements (as defined below)), or (C) is terminated by you for any reason following (I) (x) the consummation of the transactions contemplated by the Arrangement Agreement, dated December 2, 2010, between Walter and Western Coal Corp. (the “Arrangement Agreement”) or (y) the termination of the Arrangement Agreement, in each case, in accordance with the terms set forth in the Arrangement Agreement, and (II) your successor being appointed to the office held by you and a four (4) week transition period following such appointment having expired, during which period you continued to serve as an officer of Walter, you will still be entitled to the payments and benefits provided for under this Paragraph 1; and provided further that Walter shall have the right to cease making such payments and you shall be obligated to repay any such amounts to Walter already paid if you fail to execute and deliver the Release within the time period provided for in this Paragraph 1 or, after timely delivery, revoke it within the time period specified in such Release.

2.                                       In addition to the foregoing, notwithstanding anything to the contrary in (i) that certain Non—Qualified Stock Option Agreement, by and between you and Walter, dated February 27, 2008, (ii) that certain Non-Qualified Stock Option Agreement, by and between you and Walter, dated February 27, 2009, (iii) that certain Non-Qualified Stock Option Agreement by and between you and Walter, dated March 2, 2010, (iv) that certain Restricted Stock Unit Award Agreement by and between you and Walter, effective as of February 27, 2008, (v) that certain Restricted Stock Unit Award Agreement by and between you and Walter, effective as of February 27, 2009, and (vi) that certain Restricted Stock Unit Award Agreement, effective as of March 2, 2010 (collectively, the “Equity Award Agreements”), but subject to the Conditions (provided, that, for the avoidance of doubt, with respect to clauses (a) and (b) below, you shall not be required to execute and deliver the Release prior to the applicable vesting date set forth in such clauses (a) and (b)):

(a)                                  any and all outstanding and unvested stock options and restricted stock units subject to the Equity Award Agreements that are scheduled to vest in 2011 shall be deemed to be fully vested as of the earlier to occur of February 27, 2011 and the Severance Date in connection with the termination of your employment by Walter other than for “Cause”;

(b)                                 any and all outstanding and unvested stock options and restricted stock units subject to the Equity Award Agreements that are scheduled to vest in 2012 shall be deemed to be fully vested effective as of the earlier to occur of March 31, 2011 and the Severance Date in connection with the termination of your employment by Walter other than for “Cause”; and

(c)                                  any and all outstanding and unvested stock options and restricted stock units subject to the Equity Award Agreements that are scheduled to vest in 2013 shall be deemed to be fully vested effective as of the Severance Date;

provided, however, that if, prior to the Commitment Date, your employment (A) is terminated by Walter without “Cause”, (B) terminates due to death or “Disability”, or (C) is terminated by you for any reason following (I) (x) the consummation of the transactions contemplated by the Arrangement Agreement or (y) the termination of the Arrangement Agreement, in each case, in accordance with the terms set forth in the Arrangement Agreement and (II) your successor being appointed to the office held by you and a four (4) week transition period following such appointment having expired, during which period you continued to serve as an officer of Walter, you will still be entitled to the rights provided for under clause (c) of this Paragraph 2;

Other than the amendments to the vesting schedules as specifically provided for in this paragraph 2, such stock options and restricted stock units shall continue to be subject to, and you shall continue your rights and obligations under, the terms and conditions of the Equity Award Agreements and the Amended and Restated 2002 Long-Term Incentive Award Plan of Walter Energy, Inc. This letter agreement, upon execution by the parties, hereby serves as an amendment to each of the Equity Award Agreements.

3.                                       Notwithstanding anything herein to the contrary and for the avoidance of doubt, you shall not be entitled to the severance payments, rights and benefits under this letter agreement in the event your employment terminates on or prior to the Commitment Date in connection with a Change of Control of the Company (as defined in your Amended and Restated Executive Change-in-Control Severance Agreement, amended and restated December 17, 2008 (the “Change in Control Agreement”) that occurs on or prior to the Commitment Date. Severance payments, rights and benefits payable in connection with such a termination of employment, if any, shall be determined and paid under such Change in Control Agreement.

4.                                       Except as expressly provided for herein, the severance payments, rights and benefits described in this letter agreement will be the only such payments, rights and benefits you are to receive as a result of the termination of your employment in connection with the relocation of Walter’s headquarters from Tampa, Florida to Birmingham, Alabama (the “Relocation”) and your election to decline Walter’s offer to participate in the Relocation and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this letter agreement. Any payments, rights or benefits received under this letter agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of Walter, except to the extent required by law, or as otherwise expressly provided by the terms of such plan or this letter agreement. Walter shall withhold from any amounts payable hereunder all Federal, state, city or other taxes as legally shall be required.

5.                                       This letter agreement (x) constitutes the entire agreement between the parties with respect to the termination of your employment in connection with the Relocation and your election to decline Walter’s offer of participate in the Relocation, (y) supersedes all other prior written or oral agreements or understandings concerning such subject matter (other than the Change in Control Agreement or the agreements referred to herein) and (z) may only be amended or modified by a written agreement executed by you and Walter (or any of its respective successors). Neither party hereto admits any liability or wrongdoing whatsoever in amicably resolving all maters which are subject to the Release.

6.                                       To the extent that any dispute or question arises concerning the interpretation or applicable of the terms of this letter agreement, any such dispute or question hereunder shall be construed, interpreted and governed in accordance with the laws of the State of Florida without reference to rules relating to conflicts of law.

7.                                       This letter agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this letter agreement to the termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your separation from service with Walter you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between you and Walter as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Walter will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day after the date that is six months following your separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this paragraph shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this letter agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

8.                                       This letter agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, will constitute one and the same instrument.

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If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

WALTER ENERGY, INC.

	By:	/s/ Joseph B. Leonard
	Name:	Joseph B. Leonard
	Title:	Interim Chief Executive Officer

Accepted and Agreed

/s/ Lisa A. Honnold
Lisa A. Honnold

Exhibit A

WAIVER AND GENERAL RELEASE OF CLAIMS

This Waiver and General Release of Claims (“Waiver”) is entered into with respect to the mutual promises and the payments, rights and benefits provided under that certain letter agreement, dated February 2, 2011, by and between Employer and Employee (the “Letter Agreement”).

1.                                       Employee separated her employment with Employer on                        , 2011.

2.                                       In consideration for the payments, rights and benefits provided under the Letter Agreement, on behalf of herself, her heirs, executors, administrators, and assigns, Employee, to the fullest extent permitted by law, forever releases and discharges Employer and all of its affiliated or related entities, their parent, successors, assigns, officers, directors, agents, and employees from all claims, known or unknown, of any kind which Employee may have relating to Employer (in its capacities as Employee’s former employer or otherwise), and the other released parties referred to above and which exist or are based on occurrences which have occurred on or prior to the date of execution by Employee of this Waiver. This release includes, but is not limited to, all liabilities relating to employment and separation from employment, and for the payment of earnings, bonuses, severance pay, salary, relocation benefits, accruals under any vacation, sick leave, or holiday plans, any employee benefits, any charge, claim or lawsuit under any federal, state, or local law, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000(e) et seq., as amended, (specifically, but without limitation, by the Pregnancy Discrimination Act), the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. §651, et seq., the National Labor Relations Act, as amended, 29 U.S.C. §141, et seq., the Immigration Reform Control Act, as amended, 29 U.S.C. §1801, et seq., the Florida Civil Rights Act, Fla. Stat. §760 et seq., the Florida Equal Pay Act §725.07, Florida’s Workers’ Compensation Anti-Retaliation Provision, §440.205, Florida’s Wage Rate Provision, §448.07, Florida’s Attorney’s Fees Provision for Successful Litigations in Suits for Unpaid Wages, §448.08, the Florida Private and Public Whistleblower Act, §448.102 et seq., and any tort, contract, and quasi-contract or other common law claims, including, but not limited to, claims for wrongful termination, discrimination, harassment, retaliation, negligent or intentional infliction of emotional distress, negligent hiring, negligent supervision, negligence, invasion of privacy, defamation, slander, assault, battery, misrepresentation, or conspiracy.

3.                                       Employee represents that she has not filed any charges, including charges against Employer with the Equal Employment Opportunity Commission (“EEOC”), the Florida Commission on Human Relations (“FCHR”), the Federal or Florida Department of Labor, suits, claims or complaints against Employer or the other released parties referred to above. This Waiver forever bars all actions, claims and suits which arose or might arise in the future from any occurrences arising prior to the date of this Waiver and authorizes any court or administrative agency to dismiss any claim filed by Employee with prejudice. If any administrative agency files any charge, claim or suit on Employee’s behalf, Employee agrees to waive all rights to recovery of any equitable or monetary relief and attorneys’ fees.

4.                                       Except as required by law, and unless and until this Waiver is disclosed by Employer or any of its affiliates as may be required by law, the parties to this Waiver agree that the existence and terms of this Waiver will remain confidential; provided that Employee may reveal the terms of the Waiver to her legal, tax and financial advisors, and immediate family, in deciding whether to execute this Waiver, so long as Employee advises each such person that they must keep its terms confidential on the same basis as is required of Employee.

5.                                       Employee acknowledges that during the course of her employment, she has had access to Employer’s confidential information. Employee agrees not to use or disclose to any person or entity, at any time, any confidential information of Employer without first obtaining Employer’s written consent. The term “confidential information” means any information not generally known which concerns Employer’s business or proposed future business and winch gives or is intended to give Employer an advantage over its competitors who do not have the information. Employee agrees that she is required to return all severance payments provided under the Letter Agreement if she fails to maintain the confidentiality of the proprietary information of Employer. This amount shall serve as liquidated damages for the failure to maintain the confidentiality of the proprietary information and not as a penalty, and has been agreed to as a fair approximation of the damages likely to result from Employee’s failure to act properly with respect to the confidential information, and shall not release Employee from the effect of this Waiver.

6.                                       This Waiver shall not in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or that Employee has any rights whatsoever against Employer or the other released parties set forth in paragraph 2 above.

7.                                       Employee specifically acknowledges the following:

a.                                       That Employee does not release or waive any right or claim that she may have which arises after the date of this Waiver.

b.                                      That she is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

c.                                       That she possesses sufficient education and experience to fully understand the terms of this Waiver as it had been written, the legal and binding effect of the Waiver, and the exchange of benefits and promises herein.

d.                                      That she understands and agrees that Employer’s obligations to perform under the Letter Agreement is conditioned upon Employee’s performance of all agreements, releases and covenants to Employer.

e.                                       That she has forty-five (45) days to consider this Waiver.

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f.                                         That she has seven (7) days to revoke this Waiver after acceptance. A revocation must be in writing stating: “I hereby revoke the Waiver and General Release of Claims I executed on [insert date]” and postmarked via certified mail within such seven (7) day period to Walter Energy, Inc. attention Jim Skomp c/o Human Resources, Post Office Box 361370, Birmingham, Alabama 35236-1370. This Waiver shall not become enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Florida, then the revocation period (and the deadline for the postmarking of the revocation letter) shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

g.                                      That she has read this Waiver fully and completely and she understands its significance.

h.                                      That she enters into this Waiver knowingly and voluntarily and on her own free will and choice.

i.                                          That she has been encouraged and given significant opportunity to consult with an attorney of her choice.

j.                                          That she acknowledges receipt of the information disclosure required by the OWBPA to accompany this Waiver.

8.                                       Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Waiver, the prevailing party to such action, including appeals, shall be entitled to all their costs and attorneys’ fees.

9.                                       This Waiver shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.

10.                                 Employee represents that no inducements, statements or representations have been made that are not set out in this Waiver or the Letter Agreement and that Employee does not rely on any inducements, statements or representations not set forth herein or therein.

11.                                 Employee acknowledges that any and all prior understandings and agreements between the parties to this Waiver with respect to the subject matter of this Waiver are merged into this Waiver, which fully and completely expresses the entire Waiver and understanding of the parties to this Waiver with respect to the subject matter hereof. This Waiver may not be orally amended, modified or changed and may be amended, modified or changed only by written instrument or instruments executed by duly authorized officers or other representatives of the parties to this Waiver.

12.                                 This Waiver is made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed, under the laws of the said state. The language of

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all parts of this Waiver shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Waiver.

13.                                 Should any provision of this Waiver be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Waiver.

PLEASE READ CAREFULLY. THIS WAIVER INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Name Printed:

Date:

Date hand delivered to Employee:                            , 2011.

45-day period to consider this Waiver ends:                            , 2011.

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